Exhibit 99.1

Tuesday, November 18, 2003

COMPANY PRESS RELEASE

 Transgenomic Inc. Selected by Intercell AG to Develop Manufacturing Process for
                       Immune Stimulating Oligonucleotide

   Partnering with Austrian-based Vaccine Developer to Advance Drug Candidate

OMAHA, Neb., Nov. 18, 2003 -- Transgenomic Inc. (Nasdaq:TBIO) announced today that it has signed a contract with Austrian vaccine developer Intercell AG to develop a manufacturing process for production of an immune stimulating oligonucleotide, which will be used as a component of one or more of Intercell's novel vaccine candidates. The contract also calls for the development of analytical methods, investigational new drug supporting studies, stability studies and manufacture of pre-clinical material. The extensive development work and subsequent oligonucleotide manufacture will be done at the Company's facility in Boulder, Colo. Phosphoramidites, the building blocks used to make synthetic nucleic acids, will be supplied by Transgenomic's plant in Glasgow, Scotland.

The oligonucleotide under development is one of two synthetic components of Intercell's proprietary adjuvant ("Immunizer"), IC31. Intercell's IC31 constitutes a combination of a synthetic peptide and a synthetic oligonucleotide. When delivered as part of a vaccine formulation, Immunizer IC31 increases vaccine efficacy by stimulating multiple arms of the immune system. IC31 has been shown to stimulate immune responses mediated by both B cells and T cells.

"Intercell is the type of customer we had in mind when we began assembling and staffing our nucleic acid synthesis unit in 2002," said Collin D'Silva, Transgenomic CEO. "We offer companies seeking to commercialize nucleic acid-based therapeutic and diagnostic products a comprehensive menu of services, including nucleic acid chemistry R&D, process development, analytical methods development, cGMP manufacturing, quality control and regulatory support." D'Silva added, "These product and service offerings represent a complete solution for support of the transition of a nucleic acid-based drug candidate from bench-scale research to production-scale cGMP manufacturing."

Robert Zak, Intercell's head of production and quality, explains that the know-how Transgenomic offers is hard to find. Zak stated, "There is currently a limited pool of industry expertise to take oligonucleotide pharmaceuticals rapidly from R&D into the clinic. With Transgenomic as a partner, companies such as ours can access the needed expertise to develop such substances without having to commit to the significant long-term fixed costs associated with having similar resources within our organization. We feel that Transgenomic has the capability to develop very efficient manufacturing processes that will yield low-cost product." Zak concluded by pointing out another favorable aspect of partnering with Transgenomic: "Transgenomic's manufacturing facilities are capable of producing material in quantities that will see us through each of the clinical stages with our drug candidate."

About Transgenomic

Transgenomic provides versatile and innovative research tools and related consumable products to the life sciences industry for the synthesis, separation, analysis and purification of nucleic acids and a wide variety of nucleic acid-based specialty chemicals. Through its nucleic acids business segment, Transgenomic provides specialty chemicals, including advanced nucleic acid building blocks and associated reagents, used in applications such as genetic diagnostics and therapeutics. Manufacturing operations include a cGMP facility for the synthesis of oligonucleotides.

Transgenomic's biosystems segment offers its WAVE(R) Systems and associated consumables. These systems are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. WAVE Systems have broad applicability to genetic research and molecular diagnostics. To date there have been approximately one thousand systems installed in over 30 countries around the world.

For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the Company's Web site at www.transgenomic.com.

About Intercell

Intercell is a biotechnology company focused on the development of vaccines against infectious diseases and cancer. Intercell's lead products are a therapeutic hepatitis C vaccine, which has entered Phase II clinical testing in November 2002, and a vaccine against Japanese encephalitis, which has successfully undergone a Phase II clinical study. A Phase III clinical study is planned for 2004.

The work of Intercell is based on two technological programs: antigen identification and novel adjuvants ("Immunizers"). The constantly growing portfolio of Intercell's proprietary patents and patent applications is flanked by an aggressive in- and out-licensing strategy to strengthen the company's business objectives.

For further information on Intercell AG, visit www.intercell.com.

Forward-Looking Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to the development of efficient, low-cost manufacturing processes for the manufacture of complex nucleic acid molecules. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, Transgenomic claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release, and Transgenomic undertakes no duty to update this information, including any forward-looking statement, unless required by law.

                                      # # #

For confirmation of release or further information, please contact:

     Mitchell L. Murphy
     Transgenomic, Inc.
     402-452-5437
     mmurphy@transgenomic.com

     Robert J. Pogulis, Ph.D.
     Transgenomic, Inc.
     845-782-9617
     rpogulis@transgenomic.com